Prospectus Supplement filed under Rule 424(b)(3)
                                                   Registration Number 333-72308
--------------------------------------------------------------------------------
Prospectus Supplement No. 1, dated February 22, 2002
(To Prospectus, dated February 4, 2002)

                                   [LOGO] ROI
                                   CORPORATION

                        3,745,317 Shares of Common Stock

     This prospectus supplement to the prospectus dated February 4, 2002 relates to the offering by us of 166,667 shares of common stock and the selling stockholders of up to 3,578,650 shares of common stock.

     This prospectus supplement should be read in conjunction with the prospectus dated February 4, 2002, which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates and supercedes certain information contained in the prospectus dated February 4, 2002.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

     On February 14, 2002, Return on Investment Corporation filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2001.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended December 31, 2001

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from _____ to _____

                                    000-33279
                                -----------------
                             Commission File Number

                        RETURN ON INVESTMENT CORPORATION
                        --------------------------------
                 (Name of Small Business Issuer in its Charter)

           DELAWARE                                               22-3038309
-------------------------------                               ------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization).                              Identification No.)

           1825 BARRETT LAKES BLVD, SUITE 260, KENNESAW, GEORGIA 30144
               (Address of principal executive offices) (Zip Code)

                    Issuer's telephone number: (770) 517-4750

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes [X]   No [ ]

The registrant had 11,047,971 shares of common stock outstanding as of December 31, 2001.

Transitional Small Business Disclosure Format:

                               Yes [ ]   No [X]

PART I.   FINANCIAL INFORMATION

     Item 1.   Condensed Consolidated Financial Statements:

               Condensed Consolidated Balance Sheets as of December 31, 2001 (unaudited) and June 30, 2001

               Condensed Consolidated Statements of Operations (unaudited) for the three months and the six months ended December 31, 2001 and 2000

               Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended December 31, 2001 and 2000

               Notes to Condensed Consolidated Financial Statements

     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

PART II.  OTHER INFORMATION

     Item 1.   Legal Proceedings

     Item 2.   None

     Item 3.   None

     Item 4.   None

     Item 5.   None

     Item 6.   None Exhibits and reports on Form 8K

Signatures

                         PART I. - FINANCIAL INFORMATION

ITEM 1.   CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The consolidated balance sheet as of December 31, 2001; the consolidated statements of operations for the three months and the six months ended December 31, 2001 and December 31, 2000; and the consolidated statements of cash flows for the six months ended December 31, 2001 and December 31, 2000 have been prepared without audit. The consolidated balance sheet as of June 30, 2001 has been derived from our audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10KSB filed on October 2, 2001.

In the opinion of the Company, the statements for the unaudited interim periods presented include all adjustments, which were of a normal recurring nature, necessary to present a fair statement of the results of such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results of operations for the entire year.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                     Dec 31,         June 30,
                                                      2001             2001
                                                   (Unaudited)
ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents                       $    413,888     $  1,244,031
  Accounts Receivable, Net of
  allowance for doubtful accounts of
  $56,121 and $157,980                               1,076,024        1,513,429
  Note receivable, net of allowance
  of $500,000 and $150,000                                  --          350,000
  Other                                                194,977          182,711
                                                  ------------     ------------
Total Current Assets                                 1,684,889        3,290,171

Property and Equipment, Net of
accumulated depreciation of $1,339,808
and 1,128,052                                        1,468,078        1,589,354
Goodwill and Other Intangibles, Net of
$658,246 and $204,004                                3,483,906        3,945,382
                                                  ------------     ------------
                                                  $  6,636,873     $  8,824,907
                                                  ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                                $    497,840     $    249,527
  Accrued Expenses                                     224,322          596,439
  Deferred Revenue                                     923,649        1,478,491
  Note Payable to Shareholder                          118,100          118,100
  Current Portion of
    Long-term Debt - other                              11,792           14,560
  Note Payable                                              --          200,000
  Other                                                937,500               --
                                                  ------------     ------------
Total Current Liabilities                            2,713,203        2,657,117


  Long-term Debt Other,
    Less Current Portion                                 8,644           12,878
                                                  ------------     ------------
Total Liabilities                                    2,721,847        2,669,995
                                                  ------------     ------------

Redeemable Common Stock - 833,333 and
1,000,000 shares($3 per share
redemption value)                                    1,950,000        2,340,000
                                                  ------------     ------------

SHAREHOLDERS' EQUITY
Common Stock $.01 Par Value
    100,000,000 Shares Authorized;
    9,747,974 Shares Issued
    and Outstanding                                     97,480           97,480
  Additional Paid-in Capital                         6,984,223        6,984,223
  Accumulated Deficit                               (5,116,677)      (3,266,791)
                                                  ------------     ------------

Total Shareholders' Equity                           1,965,026        3,814,912
                                                  ------------     ------------
                                                  $  6,636,873     $  8,824,907
                                                  ============     ============

See accompanying notes to condensed consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE THREE MONTHS AND SIX MONTHS ENDED December 31, 2001 AND 2000
                                   (Unaudited)

                                        Three Months Ended                 Six Months Ended
                                     Dec. 31,         Dec. 31,         Dec. 31,         Dec. 31,
                                       2001             2000             2001             2000
Revenues
  License Fees                     $  1,839,358     $    521,515     $  3,339,137     $  1,197,624
  Support and Update Services           280,596           44,875          564,443          256,115
  Consulting Fees                       341,630               --          704,246               --
                                   ------------     ------------     ------------     ------------
Total Revenues                        2,461,584          566,390        4,607,826        1,453,739
                                   ------------     ------------     ------------     ------------

Expenses
  General & Administrative            2,313,071          311,573        4,431,868          951,047
  Sales and Marketing                   139,458          324,302          711,045          682,745
  Research & Development                181,537           94,109          483,810          154,005
  Merger Expenses                            --          233,406               --          239,483
  Depreciation and Amortization         361,151          126,487          726,953          159,589
  Net Interest (Income)                  (3,175)         (86,516)          (5,964)        (100,370)
                                   ------------     ------------     ------------     ------------
Total Operating Expenses              2,992,042        1,003,361        6,347,712        2,086,499
                                   ------------     ------------     ------------     ------------
Net Loss                               (530,458)        (436,971)      (1,739,886)        (632,760)
                                   ------------     ------------     ------------     ------------
Redemption of redeemable Common
Stock                                        --               --          110,000               --
                                   ------------     ------------     ------------     ------------
Net Loss applicable to Common
Shareholders                       $   (530,458)    $   (436,971)    $ (1,849,886)    $   (632,760)
                                   ============     ============     ============     ============
Basic and Diluted Loss
  per Common Share                 $       (.05)    $       (.05)    $       (.17)    $       (.07)
                                   ============     ============     ============     ============

Basic and Diluted Weighted -
Average Common Shares
   Outstanding                       10,689,295        9,263,184       10,689,295        8,613,184
                                   ============     ============     ============     ============

See accompanying notes to condensed consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000
                                   (Unaudited)

                                                       Six Months Ended
                                                   Dec. 31,          Dec. 31,
                                                     2001              2000

Operating Activities
  Net Loss                                       $ (1,849,886)     $   (632,760)
  Adjustments to Reconcile Net
   Loss to Net Cash (Used in)
   Provided by Operating
   Activities:
     Depreciation and
     Amortization                                     726,953           159,589
  Changes in Operating
   Assets and Liabilities                             145,770          (690,173)
                                                 ------------      ------------
Net Cash Used in,
Operating Activities                                 (977,163)       (1,163,344)
                                                 ------------      ------------
Net cash used in
  Investing Activities                                (90,480)         (115,064)
                                                 ------------      ------------
Net Cash Provided by,
  Financing Activities                                237,500         5,098,764
                                                 ------------      ------------

Net Increase (Decrease) in Cash                      (830,143)        3,820,356
Cash, Beginning of Period                           1,244,031            28,568
                                                 ------------      ------------
Cash, End of Period                              $    413,888      $  3,848,924
                                                 ============      ============

See accompanying notes to condensed consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1.   Summary of Significant Accounting Policies

The Company

Return On Investment Corporation and subsidiaries d/b/a ROI Corporation (the "Company") markets (i) merchant and financial systems and services, (ii) software and services for IBM midrange computer systems (IBM iSeries and IBM AS/400) and (iii) related computer consulting services. The merchant and financial systems and services are typically used in applications related to retail, mail and phone order, and Internet e-commerce. The IBM midrange systems software is categorized as "e-transaction middleware," meaning that it provides the connectivity and communications to facilitate the processing of electronic transactions, primarily related to credit card, debit card, and check processing.

On August 10, 2000, the Company completed a reverse merger that merged Results Oriented Integration Corporation ("ROI") into Net/Tech International, Inc. ("NTTI"), a public company that had no significant operations and changed the name of the combined company to Return On Investment Corporation. As a result of the reverse merger, ROI's shareholders have a controlling interest in the Company and ROI management replaced NTTI's management. As such, the transaction was accounted for as a reverse merger. The historical financial statements of ROI replaced the financial statements of NTTI and ROI's year end of June 30 was adopted by the Company. In accordance with the agreement, NTTI issued (after a 1-for-20 reverse split) a total of 6,118,918 shares of NTTI's Common Stock in exchange for all of the issued and outstanding shares of ROI common stock. All share and per share data have been restated to reflect the stock issuance as a recapitalization of ROI. Merger expenses in conjunction with the reverse merger amounted to $243,264.

Consolidation

The consolidated  financial  statements  include the accounts of the Company and
its  wholly-owned   subsidiaries.   All  material   intercompany   accounts  and
transactions have been eliminated in the consolidated financial statements.

Revenue Recognition

Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sales proceeds is deemed probable and there exists persuasive evidence that an agreement exists.

During fiscal 2002 and 2001, a majority of revenues were derived from the shipment of software (license fees). License fees are recognized as revenue once the underlying software is accepted by the customer. This is the time at which the Company believes that revenue recognition as described above, has occurred.

Maintenance and support revenue is deferred and recognized ratably over the contractual maintenance period, generally one year.

Revenues from other services is recognized as the services are provided.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Share

Net loss available to common shareholders per share is presented in accordance with SFAS No. 128, "Earnings Per Share." Basic and diluted net loss available to common shareholders per share is based on the weighted average number of shares of common stock outstanding during the period. In periods in which they have a dilutive effect, common shares contingently issuable and those issuable upon exercise of stock options and warrants will be included in the diluted earnings per share calculation.

As a result of the net losses incurred in the periods ended December 31, 2001 and 2000, the following common shares were antidilutive and accordingly, were excluded from the computation of loss per share:

                                     2001               2000
                                  ----------         ----------

  Stock Options                      325,567              9,300
  Warrants                           856,664            856,664
                                  ----------         ----------
                                   1,182,231            865,964
                                  ==========         ==========

On September 17, 2001 the company entered into a referral and reseller agreement with a third party whereby ROI would refer merchants to the third party for the receipt of processing services. Upon execution of the agreement ROI received $1,000,000 as an advance on referral fees and product fees. Under the agreement, the advance is to be repaid in referrals in stepped increments over a 3-year period from the effective date of the agreement. In accordance with the agreement, ROI is required to place certain of its software source codes in escrow, with the third party named as beneficiary, in event of the Company's default on the agreement. Other remedies for default include the third party's right to terminate the agreement, to demand repayment of unpaid portions of the advance or convert the outstanding portion of the advance to unregistered shares of ROI stock at various exercise prices.

The third party has also received vested and exercisable options to purchase an aggregate of $5,000,000 in shares at a rate of $4 per share during the first year of the agreement and $5 per share subsequent to that date. These options are antidilutive. Because of the default provisions above, a liability of $937,500 has been recorded representative of the options sold. This liability will be reversed to equity from time to time as it becomes certain that the liability has become permanent equity. The remaining $62,500 will be recognized as revenue as software or referrals are provided to the third party.

Impact of Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS requires the use of the purchase method of accounting and prohibits the use of the polling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also may require, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of certain intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15,2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company's previous business combinations were accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill and other intangible assets is approximately $3,483,906. Amortization expense during the year ended June 30, 2001 was $204,044. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FASB no. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. FASB No. 140 did not have a material effect on the financial statements during the periods presented.

In October 2001, the FASB issued SFAS No 144, "Accounting for Impairment of Disposal of Long-Lived Assets". SFAS 144 supersedes SFAS NO. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption of SFAS No. 144 to have a material impact on our financial statements.

Note 2.   Business Combinations

On February 9, 2001 and February 15, 2001 the company acquired 100% of the outstanding stock of Net400, Inc. ("Net400") and S.A.F.E. Systems, Inc. ("S.A.F.E."), respectively. Net400 provides software that facilitates e-mail and e-commerce communications and business transactions. As consideration, the Company issued 100,000 shares of common stock valued at approximately $204,000. S.A.F.E. provides a host-based, magnetic stripe stored value card system and markets credit card processing and other transaction based products and services to merchants. As consideration, the Company issued 300,000 shares of common stock valued at approximately $612,000. Both acquisitions were recorded using the purchase method of accounting and, therefore, the results of operations since their acquisition dates have been included within the consolidated financial statements. In conjunction with the above acquisitions, a total of 300,000 shares are contingently issuable based on the achievement of certain earn out provisions in future periods.

On May 14, 2001 ("closing date"), the company acquired 100% of the outstanding stock of GO Software, Inc. ("GO") from Network Commerce, Inc. GO is recognized as a leader in Windows based payment processing solutions with over 35,000 activations of PCCharge products. In addition, GO's new Java engine, RiTA, is designed to work on virtually any platform including Windows, Unix, Linux, OS/400, and Sun Solaris. RiTA complements ROI's new product design and is expected to be the foundation for the next generation of ROI products. This acquisition was accounted for in accordance with the purchase method of accounting and therefore since the acquisition date the results of GO's operations have been included within the consolidated financial statements.

The consideration for the acquisition of GO was $1,000,000 in cash and 1,000,000 shares of the Company's common stock, valued at approximately $2,340,000. The merger agreement stipulated that if these shares were not registered with the SEC in an appropriate filing and that filing declared effective by the SEC by August 31, 2001, then the Company would repurchase 166,667 of these shares at $3 per share. Since these were not registered by August 31, 2001, the Company did repurchase the requisite number of shares on September 17, 2001. As such, the difference of $110,000 between the recorded balance and the redemption value of these shares has been reflected in the determination of net loss attributable to common shareholders.

The merger agreement contains put and call provisions which expire 18 months subsequent to the closing date. The put provision states that Network Commerce may elect to sell back to the Company any or all of the shares of the Company's common stock in the event that the stock price, at any given time, is less than 67% of the quoted market value of the stock as of the closing date, which was $3.00 per share. Should the put provision be exercised by Network Commerce, the obligation would result in they becoming a general unsecured creditor of the Company. The call provisions state that the Company may elect to repurchase the shares issued to Network Commerce if the stock price has exceeded 133% of the quoted market value of the stock as of the closing date ($3.00 per share).

Due to the put provisions described above, the common stock issued in conjunction with the GO acquisition has been classified outside of equity as redeemable common stock. It is uncertain at this time if the put provisions will be exercised. At such time that the exercise of the put becomes probable, the carrying amount of the redeemable common stock will be adjusted to its redemption value.

The following unaudited pro forma information presents the consolidated results of operations of the company as if the acquisitions had occurred as of the beginning of the periods presented. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations.

                                      THREE MONTHS ENDED    SIX MONTHS ENDED
PRO FORMA AMOUNTS                     DECEMBER 31, 2000     DECEMBER 31,2000
-----------------                     -----------------     ----------------

Revenue ............................    $  1,723,797          $  3,673,749

Net Loss ...........................        (279,686)           (1,609,641)

Net Loss per share .................            (.03)                 (.16)


Note 3.   Legal Proceedings

On September 26,2001 Network Commerce, Inc., filed a lawsuit against ROI in the Superior Court of King County, Washington. The complaint alleges breach of implied duties of good faith and fair dealing, and breach of warranty arising out of an agreement between ROI and Go Software, Inc., a wholly-0wned subsidiary of NCI. Network Commerce seeks specific performance of a clause in the merger agreement requiring ROI to register with the SEC certain shares of ROI Common Stock that were delivered to Network Commerce under the agreement. ROI filed a notice of removal to the federal district court in Seattle on November 5, 2001. ROI filed its answer to plaintiff's complaint on November 9, 2001. The parties have held a pretrial conference and are preparing the necessary disclosures. Given the preliminary stage of this proceeding, the Company cannot provide an evaluation of the likelihood of an unfavorable outcome or any estimate of the range of potential loss, if any.

Note 4.   Supplemental Cash Flow Information

Cash received for interest in the three and six months ended December 31, 2001 and 2000, was approximately $3,000 and $87,000 respectively for three month periods presented and $6,000 and $100,000, respectively for the six month periods presented.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

Statements in this Quarterly Report which are not historical fact, including those concerning our expectations of future sales revenues, gross profits, research and development, sales and marketing, and administrative expenses, product introductions and cash requirements are "forward-looking" statements. These "forward-looking" statements are subject to risks and uncertainties that may cause our actual results to differ from expectations including variations in the level of orders, general economic conditions in the markets served by our customers, international economic and political climates, timing of future product releases, difficulties or delays in product functionality or performance, our failure to respond adequately to either changes in technology or customer preferences, or to changes in our pricing or that of our competitors and our ability to manage growth. All of the above factors constitute significant risks to our company. As a result, our actual results may vary materially from our expectations. For more information about these and other risks relevant to our company, see the section entitled "Risk Factors" in our Registration Statement on Form SB-2 (Regis. No. 333-72308) filed with the Securities and Exchange Commission (the "SEC") on October 26, 2001, as it may be subsequently amended.

General

Return On Investment Corporation d/b/a ROI Corporation (the "Company") and its subsidiaries market software and services that provide connectivity and communications for credit card, debit card and check transaction processing. ROI offerings include (i) payment processing software for virtually any computing platform including Windows, Unix, Linux, AIX, OS/390, OS/400, and Sun Solaris;
(ii) consulting and transaction processing services; and (iii) software for IBM midrange computers that facilitates e-mail and e-commerce communications, system and device connectivity, and business-to-business and business-to-consumer transactions.

On August 10, 2000, we completed a reverse merger that merged ROI into NTTI, a public company that had no significant operations and changed the name of the combined company to Return On Investment Corporation (the "Company"). As a result of the reverse merger, ROI's shareholders gained a controlling interest in the Company and ROI management replaced NTTI's management. As such, the transaction was accounted for as a reverse merger. The historical financial statements of ROI replaced the financial statements of NTTI and ROI's year end of June 30 was adopted by the Company. In accordance with the agreement, NTTI issued (after a 1-for-20 reverse split) a total of 6,118,918 shares of NTTI's Common Stock in exchange for all of the issued and outstanding shares of ROI common stock. All share and per share data have been restated to reflect the stock issuance as a recapitalization of ROI.

Our  results  of  operations  include  the  operations  of Return On  Investment
Corporation (the "Company") and its subsidiaries. Operations for the subsidiaries acquired during 2001 are included from the date of acquisition. Accordingly, the results of operations include Net400 and S.A.F.E., since February 2001, and include GO Software, since May 2001.

Due to our acquisition activities, year-to-year comparisons of results of operations are not necessarily meaningful. Additionally, as a result of our pursuit of a growth strategy focusing on marketing, sales, and software development synergies gained as a result of eliminating duplicate functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into our Company. As a result, pro forma comparisons are not necessarily meaningful.

We have categorized our three primary sources of revenue as license fees, support and update services, and consulting fees. License fees are earned by granting customers licenses to use the Company's proprietary software products. Revenue from support and update services is comprised of fees for providing customer support, 24 hours a day, 365 days a year, and periodic updates to our software products as part of our continuing effort to provide total customer service and access to the latest technology available. Consulting fees are earned by providing services to customers including systems analysis and design, programming, training, and outsourcing of computer operations.

Our revenues may vary from quarter to quarter due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force and our alliance partners. We typically do not have a material backlog of unfilled software orders, and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of generation of revenues can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility in the price of our common stock. Our operating results may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.

Results of Operations

For the three months ending December 31, 2001 our net loss was $530,458 on $2,461,584 in revenues compared to a net loss of $436,971 on $566,390 in revenues for the three months ending December 31,2000.

For the six months ending December 31, 2001 our net loss was $1,739,886 on $4,607,826 in revenues compared to a net loss of $632,760 on $1,453,739 in revenues for the six months ending December 31, 2000.

Increased losses during 2001 as compared to 2000 were largely the result of expenditures for research and development, sales and marketing, corporate infrastructure, expenses related to the integration of our newly acquired subsidiaries and non-cash expenses related to depreciation and amortization.

The increase in license fee revenue of $1,317,843 and $2,141,513 for the three and six months ended December 31, 2001 over the same periods of the prior year was due to stronger demand for the Company's payment processing software which was the result of additional marketing efforts, while the remaining increase was primarily the result of the acquisition of GO Software, which contributed additional license fee revenue of approximately $568,000 and $1,028,000 for the three and six months ended December 31, 2001. Exclusive of acquisitions, the Company's pricing structure remained substantially the same during the first quarter of fiscal 2002 as compared to 2001. The acquisition of GO Software did not alter the Company's pricing structure for our existing products which operate on IBM midrange computers. Pricing for GO Software's products covers a broad range because software pricing is typically based on the computer platform on which the software operates.

The increase in support and update services of $235,721 and $308,328 for the three and six months ended December 31, 2001, as compared to the same periods in 2000, was due to continued sales of licenses creating new customers for these services and strong retention of our existing customers. Our growth was parallel to our license fee revenue increases for our traditional software.

Consulting fee revenue was $341,630 for the three months ended December 31, 2001, which represents fees for providing programming and computer support services. In the comparative prior period there were no such revenues.

Consulting fee revenue was $704,246 for the six months ended December 31, 2001, which represents fees for providing programming and computer support services. In the comparative prior period there were no such revenues.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive, and finance personnel. These expenses increased by $2,001,498 for the three months ended December 31, 2001, as compared to the same quarter in 2000, primarily due to the ramping up of our infrastructure and administration in accordance with our long-term strategic growth objectives. As a result, costs of facilities increased $156,422, and incremental general and administrative expenses related to acquired subsidiaries resulted in an increase of $373,000, while the remaining increase in expenses was directly due to our growth objectives related primarily to additional payroll and payroll related expenses based on our hiring initiatives required for our planned growth. Professional fees increased $467,028 in the three months ended December 31, 2001 as compared to the same quarter in 2000, primarily as a result of incremental accounting and legal services incurred due to our acquisitive activities and SEC reporting requirements. Depreciation and amortization increased to $361,151 from $126,847 primarily as a result of additional depreciation due to our increased investment in fixed assets as well as the amortization of intangible costs associated with our acquisitions.

For the six months ended December 31, 2001, these expenses increased by $3,480,821 for the six months ended December 31, 2001 as compared to the same period in 2000, primarily due to the ramping up of our infrastructure and administration in accordance with our long-term strategic growth objectives. As a result, costs of facilities increased $307,581, and incremental general and administrative expenses related to acquired subsidiaries resulted in an increase of $1,052,000, while the remaining increase in expenses was directly due to our growth objectives related primarily to additional payroll and payroll related expenses based on our hiring initiatives required for our planned growth. Professional fees increased $520,494 in the six months ended December 31, 2001 as compared to the same period in 2000, primarily as a result of incremental accounting and legal services incurred due to our acquisitive activities and SEC reporting requirements. Depreciation and amortization increased to $726,953 from $159,589 primarily as a result of additional depreciation due to our increased investment in fixed assets as well as the amortization of intangible costs associated with our acquisitions.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $184,844 during the quarter ending December 31, 2001 compared to the quarter ended December 31, 2000. We have made the strategic decision to exert significant efforts to grow both domestic sales and ultimately international sales through continued development of indirect channels and alliance partners. However, we also sell our products through our direct sales force, which we will continue to develop. Sales and marketing expenses in the three months ending December 31, 2001 decreased primarily as compared to the same quarter in 2000, due to cost containment measures and reduction in discretionary purchases.

Sales and marketing expenses increased by $28,300 during the six months ending December 31, 2001 compared to the six months ended December 31, 2000. We have made the strategic decision to exert significant efforts to grow both domestic sales and ultimately international sales through continued development of indirect channels and alliance partners. However, we also sell our products through our direct sales force, which we will continue to develop. Sales and marketing  expenses  in the  six  months  ending  December  31,  2001  increased primarily as compared to the same period in 2000, due to more aggressive and expanded sales and marketing efforts. These efforts reflect management's commitment to increase sales to expanding markets, both within our traditional IBM midrange systems marketplace, as well as the new markets we have entered through our acquisitions. As a result, sales commissions increased $154,000 during the six months ended December 31, 2001 as compared to the same period in 2000, in line with our increased sales. Expenses related to the marketing efforts of GO Software resulted in additional charges of $431,000 during the six months ended December 31, 2001 as compared to the same period in 2000. However, these increases were offset by cost containment measures and reduction in discretionary purchases, primarily implemented during the second quarter of fiscal year 2002.

Research and Development

Research and development expenses totaled $181,537 for the three months ended December 31, 2001 compared to $94,109 for the three months ended December 31, 2000. Initiation of research and development expenses and the rate of spending for fiscal year 2001 was due to planned expenditures in accordance with our long-term objectives which in part revolves around the belief that such expenditures are essential to maintain our competitive position.

Research and development expenses totaled $483,810 for the six months ended December 31, 2001 compared to $239,483 for the six months ended December 31, 2000. Initiation of research and development expenses and the rate of spending for fiscal year 2001 was due to planned expenditures in accordance with our long-term objectives which in part revolves around the belief that such expenditures are essential to maintain our competitive position.

We expect these costs to continue to constitute a similar percentage of revenues for the remainder of fiscal 2002 as we anticipate an increase in research and development costs with the majority of our focus on the enhancement and evolution of our RiTA product line. It is expected that approximately 33% of research and development resources during fiscal 2002 will be spent on RiTA enhancement, 35% for PCCharge enhancement, 20% for JavaCard enhancement, 10% for stored value/gift card systems and the remainder on other projects.

Merger-Related Expenses

During the quarter ended December 31, 2000, the Company expensed $243,264 of direct merger-related costs in conjunction with the reverse merger of the Company with NTTI. Costs primarily consisted of legal and accounting and other professional fees, together with expenses paid in conjunction with the merger. There were no such costs during the three and six months ended December 31, 2001.

Liquidity and Capital Resources

For the six months ending December 31, 2001, cash used in operations was ($977,163). This was primarily the result of our net loss of $1,849,886 offset by decreases in accounts receivable of $437,405 and non-cash charges $726,953 for depreciation and amortization. Decreases in accounts receivable were caused primarily by decreased revenues during the latter part of the quarter as well as concerted efforts to decrease our number of days in receivable through more aggressive collections efforts.

For the six months ending December 31, 2000, cash used by operations was $1,163,344, and was primarily the result of increases in accounts receivable of $492,510 and our net loss of $632,760. Increases in accounts receivable were caused primarily by increased sales at the end of the quarter.

Cash provided for financing activities for the six months ended December 31, 2001 consists of payment of $200,000 to satisfy maturing debt and $500,000 pursuant to the Network Commerce note described further below, offset by a $937,500 advance received by a customer which was classified as other current liabilites.

Cash provided by financing activities in the six months ended December 31, 2000 was primarily the result of our $6,500,000 private placement which resulted in net proceeds of $5,867,927. Of this amount, $754,275 was used to retire debt.

Cash used in investing activities was primarily the result of cash paid for property and equipment purchases of $90,480 and $115,064 for the six months ended December 31,2001 and 2000 respectively.

On February 9, 2001 and February 15, 2001 we acquired 100% of the outstanding stock of Net400 and S.A.F.E., respectively. Net400 provides software that facilitates e-mail and e-commerce communications and business transactions. As consideration, we issued 100,000 shares of common stock valued at approximately $204,000. S.A.F.E. provides a consulting and transaction processing services. As consideration, we issued 300,000 shares of common stock valued at approximately $612,000. Both acquisitions were recorded using the purchase method of accounting and, therefore, the results of operations since their acquisition dates have been included within the consolidated financial statements. In conjunction with the above acquisitions, a total of 300,000 shares are contingently issuable based on the achievement of certain earn out provisions in future periods.

On May 14, 2001 ("Closing Date"), we acquired 100% of the outstanding stock of GO Software from Network Commerce. This acquisition was accounted for in accordance with the purchase method of accounting and therefore since the acquisition date the results of GO's operations have been included within the consolidated financial statements. The consideration for the acquisition was $1,000,000 in cash and 1,000,000 shares of our common stock, valued at approximately $2,340,000. The merger agreement stipulated that if these shares were not registered with the SEC and in an appropriate filing and that filing declared effective by the SEC by August 31, 2001, then the Company would repurchase 166,667 of these shares at $3 per share. Since these were not registered by August 31, 2001, we repurchased the requisite number of shares by September 17, 2001.

The merger agreement contains put and call provisions which expire 18 months subsequent to the Closing Date. The put provision states that Network Commerce may elect to sell back to the Company any or all of the shares of the our common stock that it holds in the event that the stock price, at any given time, is less than 67% of the market value of the stock as of the closing date. If Network Commerce exercises the put provision, the obligation would result in Network Commerce becoming an unsecured creditor of ours. The call provision states that we may elect to repurchase the shares issued to Network Commerce if the stock price has exceeded 133% of the market value of the stock as of the Closing Date.

On September 17, 2001 we received an advance payment from a customer in the amount of $1,000,000. Under the agreement, we have escrowed certain software that is subject to release to the customer upon default by us. We used $454,118 from this advance to pay off the balance of a $500,000 note to Network Commerce that arose on August 31, 2001 in accordance with the GO Software merger agreement, under the terms of which 166,667 shares of our common stock that was issued in connection with that acquisition were returned to us. $545,882 of the advance was retained by our Company as working capital.

The acquisition of GO Software has caused duplication and excess capacity in certain areas of the Company as a whole. We are in the process of realigning personnel and implementing a cost reduction plan. Reductions relate to areas not essential to the production of revenue or customer support and areas that are not expected to contribute to profitability during fiscal 2002.

We have taken assertive action to make cash flow from operations positive for this fiscal year. A substantial amount of the cash used in fiscal 2001 was the result of non-recurring expenses including reverse merger costs of $243,264, expenditures related to the integration of acquisitions of approximately $750,000, increased professional fees in conjunction with the mergers and filing of statements with regulatory authorities of approximately $120,000. We have no long-term debt at this time and we have built our infrastructure in accordance with our growth plans and should not require material additional funds for expansion. We have determined to forego any further acquisitions in the near term and to focus on current operations within the core competencies of our existing business. This should allow us to achieve positive cash flow from operations during the current fiscal year, though no assurances can be made.

In order to meet our strategic objectives, we may require certain reductions of planned expenditures for tactical operating commitments. We are currently exploring financing opportunities with respect to certain assets (i.e. accounts receivable and property). In addition we have increased collection efforts to ameliorate a slower than desired days in accounts receivable which approximated 94 during the six months ended December 31, 2001. We are considering raising additional capital through investment banking resources. To the extent that we obtain additional financing, the terms of such financing may involve rights, preferences or privileges senior to our common stock and stockholders may experience dilution. We cannot provide any assurances that any of the above attempts to raise capital will be successful. At this time, we have no available credit lines or other loan facilities in place, though we believe that current cash reserves and cash flow from operations in the normal course of business will be adequate in fiscal 2002. At a minimum, this will require the sustainability of current revenue levels, which we believe is likely, though no absolute assurances can be given. If we cannot maintain current revenue levels, immediate action to reduce costs will be required unless capital sources can be identified.

The $500,000 note receivable, which arose in contemplation of a business combination which did not close, matured on October 4, 2001. As of December 31, 2001 this note has not been satisfied, is currently in default, and we have, as a result, reserved for 100% of its value in the event that it is not eventually collected. Our Company has initiated a demand for payment and will exhaust all legal remedies to satisfy the note, including the initiation of litigation.

PART II. - OTHER INFORMATION

ITEM 1.   Legal Proceedings

On September 26,2001 Network Commerce, Inc., filed a lawsuit against ROI in the Superior Court of King County, Washington. The complaint alleges breach of implied duties of good faith and fair dealing, and breach of warranty arising out of an agreement between ROI and Go Software, Inc., a wholly-0wned subsidiary of NCI. Network Commerce seeks specific performance of a clause in the merger agreement requiring ROI to register with the SEC certain shares of ROI Common Stock that were delivered to Network Commerce under the agreement. ROI filed a notice of removal to the federal district court in Seattle on November 5, 2001. ROI filed its answer to plaintiff's complaint on November 9, 2001. The parties have held a pretrial conference and are preparing the necessary disclosures. Given the preliminary stage of this proceeding, the Company cannot provide an evaluation of the likelihood of an unfavorable outcome or any estimate of the range of potential loss, if any.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) The Annual Meeting of Stockholders of the Company was held on October 29, 2001 ( the "Annual Meeting")> The voting of holders of record of 11,047,985 shares of the Company's Common Stock outstanding at the cl0se of business on September 28, 2001 was solicited by proxy pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

(b) The following individuals were elected as Directors of the Company at the Annual Meeting:

                                                            Votes Witholding
     Director                          Votes For                Authority

     Charles A. McRoberts              8,836,599                   150
     John W. McRoberts                 8,836,599                    50
     Charles Pecchio, Jr.              8,836,599                   150

(c) The appointment of BDO Seidman, LLP as the Company's independent certified public accountants for fiscal year 2002 was ratified. The stockholders' vote on such appointment was 8,835,974 shares FOR; 25 shares AGAINST; 750 shares ABSTAINED from voting; and 0 shares NO VOTE.

ITEM 6.   Exhibits and reports on form 8-K

          (a)  EXHIBITS
               3.1 Amended Bylaws of Return on Investment Corporation (Filed herewith)

          (b)  REPORTS ON FORM 8-K : NONE

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 14, 2002

                                        Return On Investment Corporation
                                                  (Registrant)

                                        By: /s/ Charles Pecchio
                                            ------------------------------------
                                            Charles Pecchio
                                            President and Chief
                                            Executive Officer

                                        By: /s/ Guy Wilcox
                                            ------------------------------------
                                            Guy Wilcox
                                            Chief Financial Officer

                                     BY LAWS
                                       OF
                          NET/TECH INTERNATIONAL, INC.

                               ARTICLE I - OFFICES

The principal office of the Corporation shall be located in the City, County and State so provided in the Certificate of Incorporation. The Corporation may also maintain offices at such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine and the business may require.

                            ARTICLE II - SHAREHOLDERS

1.   Place of Meetings.

Meetings of shareholders shall be held at the principal office of the Corporation, or at such other places within or without the State of Delaware as the Board shall authorize.

2.   Annual Meetings.

The annual meeting of the shareholders of the Corporation shall be held at 2:00PM on the last Tuesday of the third month in each year after the close of the fiscal year of the Corporation, if such date is not a legal holiday and if a legal holiday, then on the next business day following at the same hour, at which time the shareholders shall elect a Board of Directors, and transact such other business as may properly come before the meeting.

3.   Special Meetings.

Special meetings of the shareholders may be called at any time by the Board or by the President, and shall be called by the President or the Secretary at the written request of the holders of ten (10%) per cent of the outstanding shares entitled to vote thereat, or as otherwise required by law.

4.   Notice of Meetings.

Written notice of each meeting of shareholders, whether annual or special, stating the time when and place where it is to be held, shall be served either personally or by mail. Such notice shall be served not less than ten (10) nor more than sixty (60) days before the meetings upon each shareholder of record entitled to vote at such meeting, and to any other shareholder to whom the giving of notice may be required by law. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called, and shall indicate that it is being issued by the person calling the meeting. If at any meeting, action is proposed to be taken that would, if taken, entitle shareholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect. If mailed, such notice shall be directed to each such shareholder at his address, as it appears on the records of the shareholders of the Corporation, unless he shall have previously filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event, it shall be mailed to the address designated in such request.

5.   Waiver.

Notice of any meeting need not be given to any shareholder who submits a signed waiver of notice either before or after a meeting. The attendance of any shareholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such shareholder.

6.   Fixing Record Date.

For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, it shall be determined in accordance with the provisions of law.

7.   Quorum.

(a) Except as otherwise provided by the Certificate of Incorporation, at all meetings of shareholders of the Corporation, the presence at the commencement of such meetings, in person or by proxy, of shareholders holding a third of the total number of shares of the Corporation then issued and outstanding on the records of the Corporation and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of any business. If a specified item of business is required to be voted on by a class or classes, the holder of a majority of the shares of such class or classes shall constitute a quorum for the transaction of such specified item of business. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

(b) Despite the absence of a quorum at any annual or special meeting of shareholders, the shareholders, by a majority of the votes cast by the holders of shares entitled to vote thereon, may adjourn the meeting.

8.   Voting.

     (a) Except as otherwise provided by statute or by the Certificate of Incorporation,

          (1)  directors shall be elected by a plurality of the votes cast; and

          (2)  all  other   corporate   action  to  be  taken  by  vote  of  the
               shareholders, shall be authorized by a majority of votes cast;

at a meeting of shareholders by the holders of shares entitled to vote thereon.

     (b) Except as otherwise provided by statute or by the Certificate of Incorporation, at each meeting of shareholders, each holder of record of shares of the Corporation entitled to vote, shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation.

     (c) Each shareholder entitled to vote or to express consent or dissent without a meeting, may do so by proxy; provided, however, that the instrument authorizing such proxy to act shall have been executed in writing by the shareholder himself, or by his attorney-in-fact duly authorized in writing. No proxy shall be voted or acted upon after three
     (3) years, unless the proxy shall specify the length of time it is to continue in force. The proxy shall be delivered to the Secretary at the meeting and shall be filed with the records of the Corporation. Every proxy shall be revocable at the pleasure of the shareholder executing it, unless the proxy states that it is irrevocable, except as otherwise provided by law.

     (d) Any action that may be taken by vote may be taken without a meeting on written consent. Such action shall constitute action by such shareholders with the same force and effect as if the same had been approved at a duly called meeting of shareholders and evidence of such approval signed by all of the shareholders shall be inserted in the Minute Book of the Corporation.

                        ARTICLE III - BOARD OF DIRECTORS

1.   Number.

The number of the directors of the Corporation shall be up to (4) four until otherwise determined by a vote of the Board, and it shall in no event be less than three, unless all of the outstanding shares are owned of record by less than three shareholders, in which event, the number of directors shall not be less than the number of shareholders.

2.   Election.

Except as may otherwise be provided herein or in the Certificate of Incorporation, the members of the Board need not be shareholders and shall be elected by a majority of the votes cast at a meeting of shareholders, by the holders of shares entitled to vote in the election.

3.   Term of Office.

Each director shall hold office until the annual meeting of the shareholders next succeeding his election, and until his successor is elected and qualified, or until his prior death, resignation or removal.

4.   Duties and Powers.

The Board shall be responsible for the control and management of the affairs, property and interests of the Corporation, and may exercise all powers of the Corporation, except those powers expressly conferred upon or reserved to the shareholders.

5.   Annual Meeting.

Regular annual meetings of the Board shall be held immediately following the annual meeting of shareholders.

6.   Regular Meetings and Notice.

The Board may provide by resolution for the holding of regular meetings of the Board of Directors, and may fix the time and place thereof.

Notice of regular meetings shall not be required to be given and, if given, need not specify the purpose of the meeting; provided, however, that in case the Board shall fix or change the time or place of any regular meeting, notice of such action be given to each director who shall not have been present at the meeting at which such action was taken within the time limited, and in the manner set forth at Section 7 of this Article III, unless such notice shall be waived.

7.   Special Meetings and Notice.

(a) Special meetings of the Board shall be held whenever called by the President or by one of the directors, at such time and place as may be specified in the respective notices or waivers of notice thereof.

(b) Notice of special meetings shall be mailed directly to each director, addressed to him at the address designated by him for such purpose at his usual place of business, at least two (2) business days before the day on which the meeting is to be held, or delivered to him personally or given to him orally, not later than the business day before the day on which the meeting is to be held.

(c) Notice of a special meeting shall not be required to be given to any director who shall attend such meeting, or who submits a signed waiver of notice.

8.   Chairman.

At all meetings of the Board, the Chairman, if present, shall preside. If there shall be no Chairman, or he shall be absent, then the President shall preside. In his absence, the Chairman shall be chosen by the Directors present.

9.   Quorum and Adjournments.

(a) At all meetings of the Board, the presence of a majority of the entire Board shall be necessary to constitute a quorum for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation, or by these By-laws. Participation of any one or more members of the Board by means of a conference telephone or similar communications equipment, allowing all persons participating in the meeting to hear each other at the same time, shall constitute presence in person at any such meeting.

(b) A majority of the directors present at any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice, until a quorum shall be present.

10.  Manner of Acting.

     (a) At all meetings of the Board, each director present shall have one vote.

(b) Except as otherwise provided by law, by the Certificate of Incorporation, or these By-Laws, the action of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. Any action authorized, in writing, by all of the directors entitled to vote thereon and filed with the minutes of the Corporation shall be the act of the Board with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the Board.

11.  Vacancies.

Any vacancy in the Board of Directors resulting from an increase in the number of directors, or the death, resignation, disqualification, removal or inability to act of any director, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the Board called for that purpose.

12.  Resignation.

Any director may resign at any time by giving written notice to the Board, the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of such resignation shall not be necessary to make it effective.

13.  Removal.

Any director may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, at a special meeting of the shareholders called for that purpose, and may be removed for cause by action of the Board.

14.  Compensation.

No compensation shall be paid to directors as such, for their services, but by resolution of the Board, a fixed sum and expenses for actual attendance may be authorized for attendance at each regular or special meeting of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

15.  Contracts.

(a) No contract or other transaction between this Corporation and any other business shall be affected or invalidated, nor shall any director be liable in any way by reason of the fact that a director of this Corporation is interested in, or is financially interested in such other business, provided such fact is disclosed to the Board.

(b) Any director may be a party to or may be interested in any contract or transaction of this Corporation individually, and no director shall be liable in any way by reason of such interest, provided that the fact of such participation or interest be disclosed to the Board and provided that the Board shall authorize or ratify such contract or transaction by the vote (not counting the vote of any such director) of a majority of a quorum, notwithstanding the presence of any such director at the meeting at which such action is taken. Such director may be counted in determining the presence of a quorum at such meeting. This Section shall not be construed to invalidate or in any way affect any contract or other transaction which would otherwise be valid under the law applicable thereto.

16.  Committees.

The Board, by resolution adopted by a majority of the entire Board, may from time to time designate from among its members an executive committee and such other committees, and alternate members thereof, as they deem desirable, each consisting of three or more members, which such powers and authority (to the extent permitted by law) as may be provided in such resolution. Each such committee shall remain in existence at the pleasure of the Board. Participation of any one or more members of a committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, shall constitute a director's presence in person at any such meeting. Any action authorized in writing by all of the members of a committee and filed with the minutes of the committee shall be the act of the committee with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the committee.

                               ARTICLE IV OFFICERS

1.   Number of Qualifications.

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers, including a Chairman of the Board, as the Board of Directors may from time to time deem advisable. Any officer other than the Chairman of the Board may be, but is not required to be, a director of the Corporation. Any two or more offices may be held by the same person, except the offices of President and Secretary.

2.   Election.

The officers of the Corporation shall be elected by the Board at the regular annual meeting of the Board following the annual meeting of shareholders.

3.   Term of Office.

Each officer shall hold office until the annual meeting of the Board next succeeding his election, and until his successor shall have been elected and qualified, or until his death, resignation or removal.

4.   Resignation.

Any officer may resign at any time by giving written notice thereof to the Board, the President or the Secretary of the Corporation. Such resignation shall take effect upon receipt thereof by the Board or by such officer, unless otherwise specified in such written notice. The acceptance of such resignation shall not be necessary to make it effective.

5.   Removal.

Any officer, whether elected or appointed by the Board, may be removed by the Board, either with or without cause, and a successor elected by the Board at any time.

6.   Vacancies.

A vacancy in any office by reason of death, resignation, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by the Board.

7.   Duties.

Unless otherwise provided by the Boar, officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, such powers and duties as may be set forth in these by-laws, and such powers and duties as may be specifically provided for by the Board. The President shall be the chief executive officer of the Corporation.

8.   Sureties and Bonds.

At the request of the Board, any officer, employee or agent of the Corporation shall execute for the Corporation a bond in such sum, and with such surety as the Board may direct, conditioned upon the faithful performance of his duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his hands.

9.   Shares of Other Corporations.

Whenever the Corporation is the holder of shares of any other corporation, any right or power of the Corporation as such shareholder shall be exercised on behalf of the Corporation in such manner as the Board may authorize.

                           ARTICLE V - SHARES-OF-STOCK

1.   Certificates.

(a) The certificates representing shares in the Corporation shall be in such form as shall be approved by the Board and shall be numbered and registered in the order issued. They shall bear the holder's name and the number of shares and shall be signed by (i) the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President, and (ii) the Secretary or Treasurer, or any Assistant Secretary or Assistant Treasurer, and shall bear the corporate seal.

(b) Certificate representing shares shall not be issued until they are fully paid for.

(c) The Board may authorize the issuance of certificates for fractions of a share which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings.

2.   Lost or Destroyed Certificates.

Upon notification by the holder of any certificate representing shares of the Corporation of the loss or destruction of one or more certificates representing the same, the Corporation may issue new certificates in place of any certificates previously issued by it, and alleged to have been lost or destroyed. Upon production of evidence of loss or destruction, in such form as the Board in its sole discretion may require, the Board may require the owner of the lost or destroyed certificates to provide the Corporation with a bond in such sum as the Board may direct, and with such surety as may be satisfactory to the Board, to indemnify the Corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificates. A new certificate may be issued without requiring any such evidence or bond when, in the judgment of the Board, it is proper to do so.

3.   Transfers of Shares.

(a) Transfers of shares of the Corporation may be made on the share records of the Corporation solely by the holder of such records, in person or by a duly authorized attorney, upon surrender for cancellation of the certificates representing such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed and with such proof of the authenticity of the signature, and the authority to transfer, and the payment of transfer taxes as the Corporation or its agents may require.

(b) The Corporation shall be entitled to treat the holder of record of any shares as the absolute owner thereof for all purposes and shall not be bound to recognize any legal, equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

(c) The Corporation shall be entitled to impose such restrictions on the transfer of shares as may be necessary for the purpose of electing or maintaining Subchapter S status under the Internal Revenue Code or for the purpose of securing or maintaining any other tax advantage to the Corporation.

4.   Record Date.

In lieu of closing the share records of the Corporation, the Board may fix, in advance, a date not less than ten (10) days nor more than sixty (60) days, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held; the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the directors relating thereto is adopted. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed. When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided for herein, such determination shall apply to any adjournment thereof, unless the directors fix a new record date for the adjourned meeting.

                             ARTICLE VI - DIVIDENDS

Subject to this Certificate of Incorporation and to applicable law, dividends may be declared and paid out of any funds available therefor, as often, in such amount, and at such time or times as the Board may determine. Before payment of any dividends, there may be set aside out of the net profits of the Corporation available for dividends, such sum or sums as the Board, from time to time, in its sole discretion, deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall think conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve.

                            ARTICLE VII - FISCAL YEAR

The fiscal year of the Corporation shall be fixed by the Board from time to time, subject to applicable law.

                          ARTICLE VIII - CORPORATE SEAL

The corporate seal, if any, shall be in such form as shall be approved from time to time by the Board.

                             ARTICLE IX - AMENDMENTS

1.   By Shareholders.

All by-laws of the Corporation shall be subject to revision, amendment or repeal, and new by-laws may be adopted from time to time by a majority of the shareholders who are at such time entitled to vote in the election of directors.

2.   By Directors.

The Board of Directors shall adopt changes per the Certificate of Incorporation.

The undersigned Incorporator certifies that he has adopted the foregoing by-laws as the first by-laws of the Corporation, in accordance with the requirements of the Business Corporation Law.

                                   Dated:  January 9, 1990


                                   /s/ PATRICE BRIER

                                   Patrice Brier, Incorporator

502875/1

AMENDMENT TO BYLAWS OF RETURN ON INVESTMENT CORPORATION ADOPTED BY THE BOARD OF
                         DIRECTORS ON OCTOBER 29, 2001

RESOLVED, that Section 1 of Article III of the By-laws of the Corporation be deleted in its entirety and in lieu thereof the following new Section 1 of
Article III be inserted in the Bylaws of the Corporation:

"The number of the directors of the Corporation shall be up to (5) five until otherwise determined by a vote of the Board, and it shall in no event be less than three, unless all of the outstanding shares are owned of record by less than three shareholders, in which event, the number of directors shall not be less than the number of shareholders."